Exhibit 99.1

HEYU BIOLOGICAL TECHNOLOGY CORPORATION ANNOUNCES APPOINTMENT OF NEW INDEPENDENT DIRECTOR

Heyu Biological Technology Corporation (the “Company”) is pleased to announce that it has appointed Mr. Zengqiang Lin as its independent director, effective immediately.

Mr. Zengqiang Lin is the founder and has served as the chairman of the board of directors of Fuqing Hongchang Food Co., Ltd, a biotechnology-led food trading company since 2017. Prior to his current role, Mr. Lin served as the general manager of Fujian Yuweixiang Frozen Food Co., Ltd, a leading enterprise in the food operation and processing industry, from June 2016 to December 2017. He also held the position of manager at Xizang Changhui Construction Engineering Co., Ltd from July 2015 to May 2016. Mr. Lin has a wealth of experience in business operation, supply chain management, and market expansion. Mr. Lin graduated from Fuzhou Foreign Trade College.